Exhibit 10.2

1 North Wall Quay Dublin 1 Ireland	T +353 1 622 2000 F +353 1 622 2222

Niall Tuckey	Citibank Europe plc
Vice President	1 North Wall Quay
ILOC Product	Dublin 1, Ireland
Aspen Insurance Limited
Attn Bryan Astwood
Maxwell Roberts Building
1 Church Street
Hamilton
HM 11
Bermuda
12th August 2011
Dear Sir,
Pledge Agreement dated 17 January 2006 between Aspen Insurance Limited (“Aspen”) and Citibank Europe Plc (the “Bank”), as successor to Citibank, N.A. pursuant to an Assignment Agreement dated 11 October 2006 (as previously amended, varied, supplemented, novated or assigned, the “Pledge Agreement”)
We refer to (i) the Pledge Agreement; (ii) the letter from Citibank Ireland Financial Services (a previous name of the Bank) to Aspen dated 27 January 2006 (the “2006 Letter”); and (iii) the letter from the Bank to Aspen dated 28 October 2008 (the “2008 Letter”).
The purpose of this letter is to consolidate and restate the amendments made to the Pledge Agreement in the 2006 Letter and in the 2008 Letter and to make certain other amendments to the Pledge Agreement.
With effect from the date that the Bank receives the counter-signature of Aspen to this letter, the Pledge Agreement shall be amended as set out in Annex A to this letter.
Save as expressly provided in this letter, the provisions of the Pledge Agreement shall remain in full force and effect.
Please countersign and return the enclosed copy of this letter, which may be in any number of counterparts (including facsimile counterparts).
Yours faithfully,
For and on behalf of
Citibank Europe plc

/s/ Mary O’Neill
Name:	Mary O’Neill
Date: 12 August 2011

We hereby confirm our agreement to the above.

For and on behalf of	For and on behalf of
Aspen Insurance Limited	Aspen Insurance Limited

/s/ Bryan Astwood Name: Bryan Astwood	/s/ David Skinner Name: David Skinner
Date: 8/12/2011	Date: 8/12/2011
Citibank Europe plc
Directors: Aidan M Brady, Mark Fitzgerald, Jim Farrell, Bo J. Hammerich (Sweden), Brian Hayes, Mary Lambkin, Frank McCabe, William J. Mills (USA), Terence O’Leary (U.K.), Cecilia Ronan, Patrick Scally, Christopher Teano (U.S.A.), Francesco Vanni d’Archirafi (Italy), Tony Woods.
Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1.
Ultimately owned by Citigroup Inc., New York, U.S.A.
Citibank Europe plc is regulated by the Central Bank of Ireland

Annex A
1.	Section 6(k) shall be deleted in its entirety and replaced by the following:

“The Pledgor shall cause Securities of the type specified in Schedule 1 to be pledged as Collateral so that at all times the Letter of Credit Value of such Securities shall equal or exceed the aggregate amount of the then outstanding Credits and, without limiting the foregoing, if at any time the Pledgor is not in compliance with the requirements of this sub-section (k), the Pledgor shall forthwith cause additional Securities of the type specified in Schedule 1 to be held as Collateral pursuant to Section 2 to the extent required to cause the Pledgor to be in compliance with this sub-section (k).”

2.	Schedule 1 shall be deleted in its entirety and replaced as set out in Annex B.

3.	Appendix A shall be amended by the inclusion of the following definitions:

“Tranche I Credit” means any Credit issued under Tranche I of the facility letter from the Pledgee to the Pledgor dated 12th August 2011.

“Tranche II Credit” means any Credit issued under Tranche II of the facility letter from the Pledgee to the Pledgor dated 12th August 2011.

Annex B
SCHEDULE 1
Letter of Credit Value and Pledgee’s Requirements

Acceptable Financial		Pledgee’s Requirements		Letter of Credit
Assets		Issuer	Rating	Value
(A)	Cash	Cash Deposits held at Citibank, N.A. London Branch.	N/A	100%

(B i)	Government & Agency Securities	Securities issued by the US or another OECD (the “Organisation for Economic Co-operation and Development”) Government rated AA or AA equivalent, or issued by agencies whose debt obligations are fully and explicitly guaranteed as to the timely payment of principal and interest by the full faith and credit of the US government, and including securities issued by the FHLMC or FNMA to the extent the same shall be under the conservatorship of the Federal Housing Finance Agency.	AA or AA equivalent	89% of the fair market value of such Government & Agency Securities

Government and Agency Securities shall have a maximum tenor of 20 years.

Securities issued by GNMA whose debt obligations are fully and explicitly guaranteed as to the timely payment of principal and interest by the full faith and credit of the US Government.

GNMA Securities shall have a maximum tenor of 30 years.

(B ii)	US Agency MBS Securities: FHLMC & FNMA	Securities issued by the FHLMC or FNMA to the extent the same shall be under the conservatorship of the Federal Housing Finance Agency.	AA or AA equivalent	86.5% of the fair market value of such US Agency MBS Securities

US Agency MBS Securities shall have a maximum tenor of 30 years.

(C)	Multilateral Lending Institution Securities	Securities issued by multilateral lending institutions or regional development banks in which the US government is a shareholder or contributing member, including International Bank for Reconstruction and Development (the World Bank), the International Finance Corporation, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the European Investment Bank, the European Bank for Reconstruction and Development and the Nordic Investment Bank.	AA or AA equivalent or better	88.5% of the fair market value of such Multilateral Lending Institution Securities.

Multilateral Lending Institution Securities shall have a maximum tenor of 20 years.

Acceptable Financial		Pledgee’s Requirements		Letter of Credit
Assets		Issuer	Rating	Value
(D)	US or OECD Government Agency Securities	Securities issued by US or other OECD government agencies whose debt is implicitly guaranteed by the US government or an OECD government.	AA or AA equivalent or better	88.5% of the fair market value of such US or OECD Government Agency Securities

US or OECD Government Agency Securities shall have a maximum tenor of 20 years.

(E)	Corporate Bonds	Non-convertible publicly traded securities, excluding warrants and perpetual instruments, issued by corporate entities domiciled in the US or other OECD countries and in each case with a rating A or better and with a remaining tenor to final maturity of no greater than 15 years.	A or A equivalent or better	85% of the fair market value of such Corporate Bonds where the tenor of such Corporate Bonds is 10 years or less.

		The Pledgor shall not deliver Corporate Bonds such that 10% or more of the Pledged Securities is constituted by Corporate Bonds of a single issuer.		80% of the fair market value of such Corporate Bonds where the tenor of such Corporate Bonds is greater than 10 years and less than or equal to 15
Corporate Bonds shall not exceed 35% of the aggregate Letter of Credit outstandings at any time.